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Exhibit (k)(2)


                            ADMINISTRATION AGREEMENT

AGREEMENT dated as of November 1, 2003, between COLUMBIA FLOATING RATE ADVANTAGE FUND, a Massachusetts business trust (the "Trust") and COLUMBIA MANAGEMENT ADVISORS, INC., an Oregon corporation (the "Administrator").

In consideration of the promises and covenants herein, the parties agree as follows:

1. Subject to the general direction and control of the Board of Trustees of the Trust, the Administrator shall perform such administrative services as may from time to time be reasonably requested by the Trust, which shall include without limitation: (a) providing office space, equipment and clerical personnel necessary for maintaining the organization of the Trust and for performing the administrative functions herein set forth; (b) arranging, if desired by the Trust, for Directors, officers and employees of the Administrator to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (c) preparing and, if applicable, filing all documents required for compliance by the Trust with applicable laws and regulations, including registration statements, registration fee filings, semi-annual and annual reports to shareholders, proxy statements and tax returns; (d) preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees and shareholders; (e) coordinating and overseeing the activities of the Trust's other third-party service providers; and (f) maintaining books and records of the Trust (exclusive of records required by Section 31(a) of the 1940 Act). Notwithstanding the foregoing, the Administrator shall not be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent or custodian of the Trust.

2. The Administrator shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

3. The Trust shall pay the Administrator monthly a fee at the annual rate of 0.20% of the Average Daily Managed Assets of the Trust. "Average Daily Managed Assets of the Trust" shall mean the average daily value of the total assets of the Trust less all accrued liabilities of the Trust (other than the aggregate amount of any outstanding borrowings constituting financial leverage).

4. This Agreement shall become effective as of the date of its execution, and may be terminated without penalty by the Board of Trustees of the Trust or by the Administrator, in each case on sixty days written notice to the other party.

5.       This Agreement may be amended only by a writing signed by both parties.
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6.       In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or reckless disregard of its obligations and duties hereunder, the Administrator shall not be subject to any liability to the Trust, to any shareholder of the Trust or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

                                COLUMBIA FLOATING RATE ADVANTAGE FUND

                                By:
                                     -------------------------------------------
                                                Joseph R. Palombo
                                                President

                                COLUMBIA MANAGEMENT ADVISORS, INC.

                                By:
                                     -------------------------------------------
                                                Joseph R. Palombo
                                                Executive Vice President and
                                                Chief Operating Officer

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Trust.




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